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                                                                    EXHIBIT 99.1

             INTERNET SPORTS NETWORK, INC. APPOINTS A BOARD MEMBER;

                          ANNOUNCES REVERSE STOCK SPLIT


PALO ALTO, CA, JUNE 16, 2000 -- Internet Sports Network, Inc. (OTC Bulletin
Board: ISNI) announced today that Mr. J. Thomas Murray has been appointed to the Board of Directors. Mr. Murray has worked for over 29 years in the media and marketing business with industry leaders throughout North America as well as within the European marketplace. He was recently appointed as the Company's President & COO subsequent to the completion of the acquisition of St. Clair Group Investments, Inc. by ISNI. Mr. Murray replaces Ken Crema who stepped down to pursue personal interests. Mr. Geoff Ford has also resigned as a Director but still remains as part of the Senior Management team and will continue to act as an advisor to the Board.

ISNI also announced that its Board of Directors had approved a 1-for-6 reverse stock split whereby every six outstanding shares of common stock and preferred stock will be converted into one share of outstanding common stock or preferred stock. In addition, the number of authorized shares will be adjusted from 100 million shares of common stock and 20 million shares of preferred stock to 16.66 million of common stock and 3.33 million shares of preferred stock respectively. The record date of the reverse stock split will be June 27, 2000 and will be effective for trading beginning on Wednesday June 28, 2000.

ABOUT INTERNET SPORTS NETWORK, INC.

Internet Sports Network is a leading applications service provider of web-based games, contests, and promotions that help deliver strategies for stickiness to the Internet's leading brands. With over 2,000,000 registered users, Internet Sports Network, Inc., through its site, WWW.SPORTSROCKET.COM and five wholly owned subsidiaries, is a leading provider of Internet-based sports entertainment and investment contests featuring fantasy leagues, retailing, advertising, promotions and a sports memorabilia and merchandise auction site. The Company also creates revenue streams from traditional media sponsorships, broadcasting, signage and print publishing. ISNI has been developing and operating online sports entertainment and contest applications since 1997, and similar offline products since 1985.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS. THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS MAY BE AFFECTED BY THE RISKS AND UNCERTAINTIES IN THE COMPANY'S BUSINESS. SUCH STATEMENTS RELATING TO, AMONG OTHER THINGS, THE PROSPECTS FOR THE COMPANY TO INCREASE THE LEVEL OF SALES, GROW THE NUMBER OF USERS/BUYERS OR INCREASE TRAFFIC TO ITS SITES ARE NECESSARILY SUBJECT TO RISKS AND UNCERTAINTIES, SOME OF WHICH ARE SIGNIFICANT IN SCOPE AND NATURE, INCLUDING, BUT NOT LIMITED TO, THE RISKS RELATED TO ANY NEGATIVE PRESSURE ON ISNI'S STOCK PRICE AS A RESULT OF THE STOCK SPLIT, THE DEMAND FOR THE COMPANY'S PRODUCTS AND/OR SERVICES, COMPETITION, AND AVAILABILITY OF CAPITAL.

For more information on Internet Sports Network, Inc. contact:

Investor Relations: Mark E. Merhab, M&M Enterprises, Inc. 949.644.7348 MERHAB@HOME.COM